AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2002

                                                   REGISTRATION NO. 333-
                                                                        --------

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          TURBOCHEF TECHNOLOGIES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                   Delaware                                 48-1100390
----------------------------------------------     -----------------------------
(State or other jurisdiction of Incorporation)       (I.R.S. Employer ID No.)

                          10500 Metric Drive, Suite 128
                               Dallas, Texas 75243
                                 (214) 379-6000
   --------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                               Jeffrey B. Bogatin
                               660 Madison Avenue
                                   21st Floor
                            New York, New York 10021
                                 (212) 244-5553
               ---------------------------------------------------
               (Address and telephone number of agent for service)

                                   Copies to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                             Telephone (212 885-5000
                            Facsimile: (212) 885-5001

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               Calculation of Fee

============================================================================================================
                                              Proposed Maximum      Proposed Maximum         Amount of
   Title of Shares         Amount to be           Offering         Aggregate Offering    Registration Fee
   To be Registered         Registered         Price Per Share           Price
------------------------------------------------------------------------------------------------------------
Common Stock, $.01         3,136,802(2)           $2.925(3)            $9,175,146            $2,293.79
par value (1)
------------------------------------------------------------------------------------------------------------

============================================================================================================

(1)      Represents shares to be sold by selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or, in the case of holders of warrants, the operation of any anti-dilution provisions.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices as reported by the American Stock Exchange for the registrant's Common Stock on February 7, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated February 11, 2002

PROSPECTUS

                          TURBOCHEF TECHNOLOGIES, INC.

                        3,136,802 shares of Common Stock

     The selling stockholders listed on page 11 are offering for resale 3,136,802 shares of common stock beneficially owned by them. The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock is listed on the Nasdaq Small-Cap Market under the symbol "TRBO." On February 8, 2002, the last sale price of our common stock as reported by Nasdaq was $3.05 per share.

     Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ________, 2002

                                Table of Contents

                                                                            Page
                                                                            ----
Forward-looking Statements..................................................  3
The Company.................................................................  3
Risk Factors................................................................  3
Use of Proceeds.............................................................  9
Selling Stockholders........................................................  9
Plan of Distribution........................................................  11
Legal Matters...............................................................  13
Experts.....................................................................  13
Where You Can Find More Information.........................................  13
Incorporation of Certain Documents by Reference.............................  13

                           Forward-looking Statements

         Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of TurboChef Technologies, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. TurboChef undertakes no obligation to update any forward-looking statement.

                                   The Company

         TurboChef is engaged primarily in designing, developing and marketing its proprietary rapid cook technologies. TurboChef's proprietary rapid cook system, which required no ventilation, employs a combination of high speed forced air and microwave energy to "cook-to-order" a variety of food products at faster speeds and to quality standards comparable, and in many instances superior to, other conventional residential and commercial ovens currently available.

         TurboChef was incorporated under the laws of the State of Delaware in April 3, 1991. Its principal executive offices are located at 10500 Metric Drive, Suite 128, Dallas, Texas 75243, and its telephone number is (214) 379-6000.

                                  Risk Factors

         TurboChef operates in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect its operations. The following highlights some of the factors that have affected, and in the future could affect, TurboChef's operations.

         Our auditors expressed substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2000. Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2000. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing sources raise substantial doubt about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain additional financing.

         Because we have not generated positive cash flow and our capital requirements are significant, if we are unable to obtain financing when needed, we may be required to curtail or cease our operations. Our capital requirements in connection with our marketing efforts, continuing product development and purchases of inventory and parts are expected to be significant for the foreseeable future. Additional financing will also be required to fund anticipated future operating losses. As a result of the proceeds from recent equity financing, we believe we will have adequate funding for our continued operations through 2002. However, if our plans change, or anticipated revenues do not materialize, or actual expenses exceed estimated expenses we could be required to obtain additional financing sooner. We have no current arrangements with respect to, or sources of, additional financing. Even if additional funds are available, we may not be able to obtain them on a timely basis, or on terms acceptable to us. Failure to obtain additional funds when required could result in our curtailing or ceasing operations.

         We have incurred significant historical losses and expect to continue to incur losses in the future. We have incurred losses of $8.8 million and $3.7 million during the years ended December 31, 1999 and 2000, respectively and $4.5 million for the nine months ended September 30, 2001. We had an accumulated deficit of approximately $38.8 million at September 30, 2001. There can be no assurance that we will be able to achieve profitable operations in the future.

         Because the market for our products is an emerging market, we will be required to undertake significant marketing efforts to achieve market acceptance, the success of which can not be predicted. The high-speed commercial oven segment of the foodservice equipment industry is an emerging market. As is typical with new products based on innovative technologies, demand for and market acceptance of the TurboChef ovens are subject to a high level of uncertainty. Achieving market acceptance for the TurboChef ovens will require substantial marketing efforts and the expenditure of significant funds to increase the foodservice industry's familiarity with TurboChef and to educate potential customers as to the distinctive characteristics and perceived benefits of the TurboChef ovens and our technologies. There can be no assurance that we will have available the funds necessary to achieve such acceptance.

         If our marketing strategy is not successful, we will incur significant expenses and our operating results will be adversely affected. Historically, we have engaged a limited direct sales force. We intend to incur significant expense to expand our direct sales force. If our efforts are unsuccessful or our direct sales force is unable to generate significant additional revenue, we will incur significant cash expenditures, without achieving a corresponding increase in revenues, which will adversely affect our operating results and future prospects.

         We are dependent upon marketing arrangements with third parties for a portion of our revenues. A portion of our revenues are derived from strategic marketing alliance with third parties. While we believe that any independent distributors, representatives and/or licensees with which we enter into such arrangements will have an economic motivation to commercialize our products, the time and resources devoted to these activities generally will be contributed and controlled by such entities and not by us. A decline in the financial prospects of particular distributors, representatives or licensees or of any of their customers could have an adverse effect on us. In addition, joint venture or similar arrangements may require financial or other commitments by us. There can be no assurance that we will be able, for financial or other reasons, to finalize any third-party distribution or marketing arrangements or that such arrangements, if finalized, will result in the successful commercialization of any of our products.

         We are subject to risks associated with developing products based on innovative technologies, which could delay product introductions and result in significant capital expenditures. Although our research and development efforts relating to the technological aspects of the TurboChef oven are substantially completed, we are continually seeking to refine and improve upon the physical attributes, utility and performance of the TurboChef oven. There can be no assurance that the next generation oven or any future TurboChef ovens developed will satisfactorily perform to customer expectations. Moreover, we are subject to many risks associated with the development of new products based on innovative technologies, including unanticipated technical or other problems and the possible insufficiency of the funds allocated for the completion of such development, which could result in a substantial change in the design, delay in the development, or abandonment of new applications and products. Consequently, there can be no assurance that our next generation oven will be successfully commercialized or that additional products will be successfully developed or that if developed they will meet current price or performance objectives, be developed on a timely basis or prove to be as effective as products based on other technologies. The inability to successfully complete development of a product or application or a determination by us, for financial, technical or other reasons, not to complete development of any product or application, particularly in instances in which we have made significant capital expenditures, could have a material adverse effect on our operating results and operations.

         We are dependent upon third-party suppliers and manufacturers and do not control their activities. We generally do not maintain supply agreements with such third parties but instead purchases components and electronic parts pursuant to purchase orders in the ordinary course of business. We are and will continue to be substantially dependent on the ability of our manufacturers and suppliers to, among other things, meet our design, performance and quality specifications. Failure by our manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on us. Furthermore, there can be no assurance that our manufacturers and suppliers will dedicate sufficient production capacity to meet our scheduled delivery requirements or that our suppliers or manufacturers will have sufficient production capacity to satisfy our requirements during any period of sustained demand. Their failure to supply, or delay in supplying us with ovens or components could adversely affect our profit margin and our ability to meet its own delivery schedules on a timely and competitive basis. In addition, although we own the designs for our specially-designed components and believe sources of supply are available, we currently purchase all of our specially-designed components from a limited number of suppliers and failure by such suppliers to continue to supply us with these components, on commercially reasonable terms or at all, in the absence of readily available alternative sources, would have a material adverse effect on us.

         We are subject to the risks and uncertainties of foreign manufacturing which could interrupt the operations. All of our products are manufactured in China. We are subject to various risks inherent in foreign manufacturing, including:

            .     increased credit risks;
            .     tariffs, duties and other trade barriers;
            .     fluctuations in foreign currency exchange rates;
            .     shipping delays; and
            .     international political, regulatory and economic developments.

Any of these developments could have a significant impact on our manufacturer's ability to deliver our products, increase our costs of goods and/or interrupt our operations.

         If these goods were destroyed or damaged during shipment, we could lose sales opportunities and our operations and financial position could be adversely affected.

         Because of the intense competition and in the market in which we compete and the strength of some of our competitors, we may not be able to compete effectively. The cooking and warming segment of the foodservice equipment market is characterized by intense competition. We compete with numerous well-established manufacturers and suppliers of commercial ovens, grills and fryers (including those which cook through the use of conduction, convection, induction, air impingement, infrared, and/or microwave heating methods). In addition, we are aware of others who are developing, and in some cases have introduced, new ovens based on high-speed heating methods and technologies. Although we are not aware of any competitive products, either being marketed or under development, which we believe are functionally equivalent to the TurboChef oven (i.e., that can produce the variety of food items, cooked to the same high quality standards, at the same speeds), there can be no assurance that other companies with the financial resources and expertise that would encourage them to attempt to develop competitive products, do not have or are not currently developing functionally equivalent products, or that functionally equivalent products will not become available in the near future. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us and have established reputations relating to product design, development, manufacture, marketing and service of cooking equipment.

         If we are unable to keep up with changing technology and evolving industry standards, our products may become obsolete. The market for our products and technologies is characterized by changing technology and evolving industry standards. Accordingly, our ability to compete successfully will depend, in large part, on our ability to continually enhance and improve our existing products, complete development and introduce to the marketplace in a timely manner our proposed products, adapt its products to the needs of our customers and potential customers, successfully develop and market new products, and continue to improve operating efficiencies and lower manufacturing costs. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance or adapt its products, develop new products or lower costs.

     The nature of our business exposes us to potential liability. We are engaged in a business which could expose it to possible liability claims from others, including from foodservice operators and their staffs, as well as from consumers, for personal injury or property damage due to design or manufacturing defects or otherwise. There can be no assurance that our insurance or that of any third-party manufacturer will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured successful claim against us could have a material adverse effect on our operating results and future operations and prospects. We generally warrant our products to be free from defects in workmanship and materials for one year. There can be no assurance that future warranty expenses will not have an adverse effect on us.

     If we are unable to protect our patents, trademarks and other intellectual property, our business could be materially adversely affected. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford us, that any patent applications will result in issued patents, that our patents, pending patents, registered trademark or registered servicemark will be upheld if challenged or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. There can be no assurance that we will have all of the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action.

     We also rely on trade secrets and proprietary know-how and employ various methods to protect the concepts, ideas and documentation of our proprietary technologies. However, those methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to our know-how, concepts, ideas and documentation. Furthermore, although we have and expect to have confidentiality and non-competition agreements with our employees and appropriate suppliers and manufacturers, there can be no assurance that these arrangements will adequately protect our trade secrets or that others will not independently develop products or technologies similar to ours.

     If our products or intellectual property violate the rights of others, we may become liable for damages. Although we believe that our patents, the TurboChef oven, our trademark and our servicemark do not and will not infringe patents, trademarks or servicemarks or violate proprietary rights of others, it is possible that our existing patent, trademark or servicemark rights may not be valid or that infringement of existing or future patents, trademarks, servicemarks or proprietary rights may occur. In the event our products, trademarks, servicemarks or other proprietary rights infringe patents, trademarks, servicemarks or proprietary rights of others, we could become liable for damages and may be required to modify the design of our products, change the name of our products or obtain a license. There can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect upon our ability to manufacture and market our products.

     Our business subjects us to significant regulatory compliance burdens. We are subject to regulations administered by various federal, state, local and international authorities, including those limiting radiated emissions from oven products, which impose significant compliance burdens on us. Failure to comply with these regulatory requirements may subject us to civil and criminal sanctions and penalties. While we believe that we and our products are in compliance in all material respects with all laws and regulations applicable to such models, including those administered by the United States Food and Drug Administration, the Federal Communications Commission, the European Community Council and the Japanese Government's Ministry of International Trade there can be no assurance of such compliance. Moreover, new legislation and regulations, as well as revisions to existing laws and regulations, at the federal, state, local and international levels may be proposed in the future affecting the foodservice equipment industry. These proposals could affect our operations, result in material capital expenditures, affect the marketability of our existing products and technologies and/or could limit opportunities for us with respect to modifications of our existing products or with respect to our new or proposed products or technologies. In addition, expansion of our operations into new markets may require us to comply with additional regulatory requirements. There can be no assurance that we will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, and failure to comply could have a material adverse effect on us.

     We are subject to the risk of financial loss from foreign currency fluctuations. Approximately 65% of our revenues are derived from sales outside of the United States. These sales, as well as salaries of employees located outside of the United States and approximately 20% of our other expenses, are denominated in foreign currencies, including British pounds and the Euro. We are subject to risk of financial loss resulting from fluctuations in exchange rates of these currencies against the US dollar.

     Our operating results vary from period to period and, therefore, comparisons of our operating results are not meaningful. Our operating results could vary from period to period as a result of factors such as fluctuations in the length of our sales cycle (the time between a customer expressing interest in a product and placing an order), as well as from fluctuations in our manufacturing cycle (the time between the placement of a customer order and our ability to fill the order), the purchasing patterns of potential customers, the timing of introduction of new products and product enhancements by our and our competitors, technological factors, variations in sales by distribution channels and generally non-recurring product sales.

     We are involved in an arbitration proceeding which, if the outcome is unfavorable, would adversely affect our operating results and future operations. We are a plaintiff in an arbitration proceeding we commenced in 2001 against our former strategic partner, the Maytag Corporation. Maytag has made certain counterclaims against us in this action. The outcome of any litigation is uncertain and an unfavorable outcome in this action could have an adverse effect on our operating results and future operations.

     The loss of key management or technology personnel would adversely impact our business. We believe that our ability to successfully implement our business strategy is dependent on our key personnel. The loss of services of one or more of these individuals might hinder the achievement of our development objectives. There can be no assurance that we will continue to be able to hire and retain the qualified personnel needed for our business. The loss of the services of or the failure to recruit key technical personnel could adversely affect our business, operating results and financial condition.

     Because our common stock is thinly traded and the number of shares being registered for resale are significant, the market for our stock could become extremely volatile and the market price of our common stock could be adversely affected. The 3,136,802 shares of our common stock registered for resale by the registration statement of which this prospectus is a part may be sold by the selling stockholders without restriction. Since the number of shares which selling stockholders may sell is relatively large compared to the historical trading volume of our common stock and significantly increases the public float of our common stock, sales of a significant number or shares by selling stockholders or the perception that a significant number of shares may be sold could depress the market price of our common stock and make the market for our common stock extremely volatile.

                                 Use of Proceeds

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders named in this prospectus. We have agreed to pay expenses in connection with the registration of the shares being offered by the selling stockholders.

                              Selling Stockholders

     Based on information provided by the selling stockholders, the following table sets forth certain information regarding the selling stockholders:

                                                                                      Common Stock Beneficially
                                                                                       Owned After the Offering
                                                                                       ------------------------
                                  Number of Shares of
                                     Common Stock
             Selling              Beneficially Owned                               Number of      Percent of
         Security Holder        Prior to the Offering    Shares Being Offered       Shares    Outstanding Shares
         ---------------        ----------------------   --------------------     ----------  ------------------
  Atlas Capital Master Fund L.P.         225,000              225,000                  0              *
  Bruce S. Brickman                      150,000              150,000                  0              *
  Corsair Capital Partners LP             59,172               59,172                  0              *
  Corsair Capital Partners II LP          14,793               14,793                  0              *
  Gas Research Institute                 512,467               50,000               462,467          2.4
  Evan Todd Heller Trust dated
      6/17/97                             50,000               50,000                  0              *
  Joyce L. Heller Revocable
      Trust dated 12/23/97
      dated 12/23/97                      75,000               75,000                  0              *
  Rachel Beth Heller Trust
      dated 7/9/97                        50,000               50,000                  0              *
  Ronald I. Heller Revocable
      Trust dated 12/23/97                75,000               75,000                  0              *
  John S. Lemak                           30,000               30,000                  0              *
  David S. Nagelberg c/f Jenna
      Corinne Nagelberg                   25,000               25,000                  0              *
  David S. Nagelberg c/f Jeremy
      M. Nagelberg                        25,000               25,000                  0              *
  David S. Nagelberg c/f Jesse
      A. Nagelberg                        25,000               25,000                  0              *
  David S. Nagelberg c/f Justin
      E. Nagelberg UTMA/CA                25,000               25,000                  0              *
  Nagelberg Family Trust dated
      9/24/97                            150,000              150,000                  0              *
  The Pinnacle Fund, L.P.                295,858              295,858                  0              *
  Don A. Sanders                         171,486               25,000               146,486           *
  Don A Sanders, Executor for
     the Estate of Jon Drury              12,500               12,500                  0              *
  Katherine V. Sanders                    12,500               12,500                  0              *
  Sanders Morris Harris Inc.              83,986               83,986                  0              *
  Sanders Opportunity Fund LP             11,370               11,370                  0              *
  Sanders Opportunity Fund
      (Inst.) LP                          38,630               38,630                  0              *
  Jack Silver                          1,656,300              937,500               718,800          3.9
  Southwell Partners                     150,000              150,000                  0              *
  Westpark Capital LP                     25,000               25,000                  0              *
  Zeke, LP                               515,493              515,493                  0              *
-------------
*Less than one percent

     Sanders Morris Harris Inc. acted as placement agent for a private offering of our common stock which was consummated in December 2001 and January 2002. Jack Silver is a former director or TurboChef.

     The above table assumes for calculating the stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other selling stockholder or person) and are exercisable within 60 days from the date this prospectus have been exercised and converted. The table also assumes the sale of all of the shares being offered.

                              Plan of Distribution

     We have been advised that the selling stockholders, their respective pledgees, donees, transferees or other successors-in-interest, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

     The shares may be sold by the selling stockholders by one or more of the following methods:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    privately negotiated transactions;

     o    short sales;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

     o    in the over-the counter market or otherwise;

     o    at prices and on terms then prevailing at the time of sale;

     o    at prices then related to the then-current market price; or

     o    in negotiated transactions.

     These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including reasonable fees and disbursements of counsel to the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

     In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  Legal Matters

     Blank Rome Tenzer Greenblatt LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.

                                     Experts

     The financial statements incorporated in this prospectus by reference from TurboChef Technologies, Inc.'s Annual Report on Form 10-K as of and for the year ended December 31, 2000 have been audited by BDO Seidman LLP, independent auditors, as stated in their report, which includes an explanatory paragraph regarding the company's ability to continue as a going concern which is incorporated herein by reference, and have been so incorporated on reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       Where You Can Find More Information

     We are subject to the informational requirements of the Exchange Act and we file reports and other information with the Commission.

     You can read reports and other information filed by us with the Commission without charge and copy such reports and information at the public reference facilities maintained by the Commission at the following address:

     o Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     You may read and copy any of the reports, statements, or other information we file with the Commission at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

     Our common stock is listed on The Nasdaq Small-Cap Market under the symbol "TRBO".

                 Incorporation of Certain Documents By Reference

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

     The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001;

3.   Our Quarterly Report on Form 10-Q for the quarterly period ended June 30,
     2001;

4. Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001;

5.   Our Current Report on Form 8-K for the event dated December 31, 2001;

6. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 24, 1994 and any amendments thereto; and

7. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act.

8. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement.

     You may request a copy of these filings, other than the exhibits, by writing or telephoning us at TurboChef Technologies, Inc., 660 Madison Avenue, 21st Floor, New York, New York 10021, telephone number (212) 244-5553.

     You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     Prospective investors may rely only on the information contained in this prospectus. TurboChef Technologies, Inc. has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                          TurboChef Technologies, Inc.

                        3,136,802 shares of Common Stock

                                   Prospectus

                                 _________, 2002

                                     PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee)are as follows:


SEC Registration Fee                                $ 2,293.79

Accounting Fees and Expenses                         10,000.00

Legal Fees and Expenses                              10,000.00

Miscellaneous Expenses                                7,706.21
                                                    ----------

Total                                               $30,000.00




Item 15. Indemnification of Directors and Officers.

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

     Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which Section is hereby incorporated herein by reference.

     The Registrant also has Indemnification Agreements with each of its directors.

Item 16. Exhibits.

       5      Opinion of Blank Rome Tenzer Greenblatt LLP
       23.1   Consent of BDO Seidman LLP
       23.2   Consent of Arthur Andersen LLP

       23.3   Consent of Blank Rome Tenzer Greenblatt LLP- Included in Exhibit 5
       24     Power of Attorney - Included on II-3

Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 11th day of February 2002.

                                             TURBOCHEF TECHNOLOGIES, INC.

                                             /s/ Jeffrey B. Bogatin
                                             ---------------------------
                                             By: Jeffrey B. Bogatin
                                                 Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Jeffrey B. Bogatin and John C. Shortley or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Name                                         Title                          Date
----                                         -----                          ----
   /s/ Jeffrey B. Bogatin     Chief Executive Officer and Director    February 11, 2002
---------------------------   (principal executive officer)
Jeffrey B. Bogatin

  /s/ Stuart L. Silpe         Chief Financial Officer                 February 11, 2002
---------------------------   (principal financial officer)
Stuart L. Silpe

   /s/ John C. Shortley       Controller                              February 11, 2002
---------------------------   (principal accounting officer)
John C. Shortley

  /s/ Donald J. Gogel         Director                                February 11, 2002
---------------------------
Donald J. Gogel

   /s/ Mitchell E. Rudin      Director                                February 11, 2002
---------------------------
Mitchell E. Rudin

                                      II-3